Exhibit (q)

POWER OF ATTORNEY

We, the undersigned Trustees of Transamerica ETF Trust, hereby revoke all previous powers of attorney we have given to sign and otherwise act in our names and behalf in matters involving the Trust and hereby constitute and appoint MARIJN P. SMIT, TIMOTHY J. BRESNAHAN and ERIN D. NELSON, each of them singly, our true and lawful attorneys-in-fact, with full power of substitution, and with full power to each of them, to sign for us and in our names in the appropriate capacities, all Registration Statements of the Trust on Form N-1A, or any successors thereto, any and all subsequent Amendments, Pre-Effective Amendments, or Post-Effective Amendments to said Registration Statements or any successors thereto, and any supplements or other instruments in connection therewith, and generally to do all such things in our names and behalf in connection therewith as said attorneys-in-fact deem necessary or appropriate, to comply with the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, and all related requirements of the U.S. Securities and Exchange Commission and the Commodity Futures Trading Commission. We hereby ratify and confirm all that said attorneys-in-fact or their substitutes may do or cause to be done by virtue hereof. This power of attorney is effective for all documents filed on or after December 3, 2019.

THIS POWER OF ATTORNEY may be executed in multiple counterparts that together constitute a single document.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney in the capacities and on the dates indicated.

/s/ Marijn P. Smit	Date: December 3, 2019
Marijn P. Smit, Trustee and Chairman
/s/ Francis J. Enderle	Date: December 3, 2019
Francis J. Enderle, Trustee
/s/ James S. Parsons	Date: December 3, 2019
James S. Parsons, Trustee